ACE*COMM ANNOUNCES PRELIMINARY SECOND QUARTER FISCAL 2007 RESULTS

FINAL RESULTS TO BE ANNOUNCED FEBRUARY 6, 2007

Gaithersburg, MD – January 24, 2007- ACE*COMM Corporation (NASDAQ: ACEC), a global provider of service delivery solutions and advanced operations support systems (OSS) for wireline and wireless telecommunications operators, today announced that, based on a preliminary review of results for the second quarter ended December 31, 2006, it expects to report revenue of approximately $3.1 million and a net loss of approximately $2.5 million. Final results for the quarter will be announced on Tuesday, February 6, 2007.

Chairman and Chief Executive Officer George Jimenez commented:

“We continue to experience delays by several significant customers in the award and implementation of certain large, complex projects employing our core products, as described in our first quarter 2007 earnings announcement. In addition, development of new opportunities for our traditional products has slowed in the face of industry consolidation and intensifying competition.

“In contrast, we continue to be encouraged by the expanding opportunities to provide value-added services to wireless operators, an area in which ACE*COMM has positioned itself for growth with our Patrol Suite of products. Since our first Tier 1 customer went live in Atlantic Canada last November, with a subscriber service powered by our award-winning and patent-pending Parent Patrol™ solution, we have generated favorable interest from several Tier 1 wireless carriers. Last quarter, a U.S. wireless carrier with more than one million subscribers also selected our Parent Patrol™ solution. In recent months, we have additionally announced channel agreements with Alcatel-Lucent and VeriSign to offer Patrol Suite services to more than 200 major carriers using their combined hosted services environments.

“Our goal is to firmly establish ACE*COMM as a major player in the wireless value-added services sector within the next 12 months. This strategic initiative builds on our industry expertise, service quality, unique product innovation, and customer and channel relationships. In the process, we aim to diversify our customer base, and improve ACE*COMM’s revenue visibility and stability by providing more products and services under a recurring revenue business model. We will discuss how we plan to achieve these goals the during February 6, 2007 earnings conference.”

About ACE*COMM
ACE*COMM is a global provider of value added services, network business intelligence and advanced operations support systems (OSS) solutions for telecommunications service providers and enterprises. ACE*COMM’s solutions are applicable to a range of legacy through next-generation networks that include wired, wireless, voice, data, multimedia, and Internet communications capabilities. These solutions provide the analytical tools required to extract knowledge from operating networks—knowledge customers use for asset recovery and revenue assurance, cost reduction, improved operational efficiency, acceleration of time-to-market for new services, and more effective customer care.

For over 20 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning over 4,000 installations in 70 countries worldwide. ACE*COMM-installed products are currently enabling the success of customers and partners such as Alcatel-Lucent, AT&T, Cisco, General Dynamics, IBM, Level 3 Communications, Marconi, Motorola, Northrop Grumman, Siemens, and Unisys. Headquartered in the Washington, D.C. area, ACE*COMM has corporate offices in Australia, Canada, China, and the U.K. ACE*COMM is a registered ISO 9001 quality standard company. For more information, visit www.acecomm.com.

ACE*COMM, NetPlus, the ACE*COMM logo, and N*VISION are registered trademarks, and Convergent Mediation and Parent Patrol are trademarks of ACE*COMM Corporation.

Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialise, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; industry-wide slowdowns, any limitations on customers’ financial resources, the continued convergence of voice and data networks, the continuing success of the Company’s strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support its operations, and other risks detailed from time to time in the Company’s Report on Form 10-Q and other reports filed with the Securities Exchange Commission.

Media Relations Contact:
Alice Ducq
alice.ducq@acecomm.com
Direct +1 301.721.3064

Investor Relations Contacts:
Jody Burfening/Harriet Fried
hfried@lhai.com
+1 212.838.3777